Cronos Group Reports 2022 Third Quarter Results Reported consolidated net revenue increased 3% year-over-year to $20.9 million; on a constant currency basis, consolidated net revenue increased 7% year-over-year to $21.8 million Reported net revenue in Israel increased 88% year-over-year to $7.0 million; on a constant currency basis, net revenue in Israel increased 98% year-over-year to $7.4 million SOURZ by Spinach™ Blue-Raspberry Watermelon was the #1 Edible in Canada Announces launch of Spinach® Infused pre-rolls Jeff Jacobson appointed Chief Growth Officer TORONTO, November 7, 2022 - Cronos Group Inc. (NASDAQ: CRON) (TSX: CRON) (“Cronos” or the “Company”), today announces its 2022 third quarter business results. “Market share gains through borderless innovation and cost rationalization were key drivers to this quarter's success,” said Mike Gorenstein, Chairman, President and CEO, Cronos. “Our award-winning Spinach gummy lineup, such as our SOURZ by Spinach™ Blue-Raspberry Watermelon gummy and new additions to the portfolio including our Spinach FEELZ™ DEEP DREAMZ THC:CBN gummy continue to win in the category. Beyond edibles, we achieved new product launches in the vape category powered by rare cannabinoids like CBG and CBN, and in Israel, we continued to grow the PEACE NATURALS® brand with medical patients while expanding our leading position in the country. Looking further ahead, we expect pre-roll innovation to drive our recovery in the category in the fourth quarter and 2023.” “While executing on our innovation pipeline, we also remain on track for the previously announced $20 to $25 million in operating expense savings for 2022,” continued Mr. Gorenstein. “Importantly, we will seek additional opportunities to deliver more efficiencies in 2023. I am proud and grateful for the efforts our global team has put in this year and believe our leaner and more nimble organization provides a strong foundation for us to capitalize on the many growth opportunities ahead.” Exhibit 99.1

Financial Results

(in thousands of USD)	Three months ended September 30,		Change		Nine months ended September 30,		Change	
	2022	2021	$	%	2022	2021	$	%
Net revenue								
United States	$ 514	$ 2,100	$ (1,586)	(76)%	$ 4,301	$ 6,768	$ (2,467)	(36)%
Rest of World	20,409	18,307	2,102	11 %	64,716	41,872	22,844	55 %
Consolidated net revenue	20,923	20,407	516	3 %	69,017	48,640	20,377	42 %
Cost of sales	19,766	21,137	(1,371)	(6)%	56,814	56,156	658	1 %
Inventory write-down	—	—	—	N/A	—	11,961	(11,961)	(100)%
Gross profit	$ 1,157	$ (730)	$ 1,887	258 %	$ 12,203	$ (19,477)	$ 31,680	163 %
Gross margin[(i)]	6 %	(4)%	N/A	10 pp	18 %	(40)%	N/A	58 pp
Net income (loss)[(ii)]	$ (36,886)	$ 77,666	$ (114,552)	(147)%	$ (89,877)	$ (263,312)	$ 173,435	66 %
Adjusted EBITDA[(iii)]	$ (21,697)	$ (46,773)	$ 25,076	54 %	$ (59,396)	$ (133,106)	$ 73,710	55 %
Other Data								
Cash and cash equivalents[(iv)]	$633,296	$842,567	$ (209,271)	(25)%				
Short-term investments[(iv)]	255,452	197,161	58,291	30 %				
Capital expenditures[(v)]	1,625	2,505	(880)	(35)%	4,264	11,695	(7,431)	(64)%

(i) Gross margin is defined as gross profit divided by net revenue.
(ii) Net income (loss) of $(36.9) million in Q3 2022 declined by $114.6 million from Q3 2021. The decline year-over-year was primarily driven by the fluctuation in the non-cash gain on revaluation of derivative liabilities.
(iii) See "Non-GAAP Measures" for more information, including a reconciliation of adjusted earnings (loss) before interest, taxes, depreciation and amortization ("Adjusted EBITDA") to net income (loss).
(iv) Dollar amounts are as of the last day of the period indicated.
(v) Capital expenditures represent component information of investing activities and is defined as the sum of purchase of property, plant and equipment, and purchase of intangible assets.

Third Quarter 2022

- Net revenue of $20.9 million in Q3 2022 increased by $0.5 million from Q3 2021. The increase year-over-year was primarily driven by an increase in net revenue in the Rest of World ("ROW") segment driven by growth in the Israeli medical market and higher extract sales in the Canadian adult-use market, partially offset by a reduction in revenue in the U.S. segment, lower cannabis flower sales in the Canadian adult-use market driven by an adverse price/mix shift and the impact of the weakening Canadian dollar against the U.S. dollar during the current period.
- Gross profit of $1.2 million in Q3 2022 improved by $1.9 million from Q3 2021. The improvement year-over-year was primarily driven by increased revenue in the ROW segment, mainly driven by sales of cannabis flower in Israel, a favorable mix of cannabis extract products that carry a higher margin profile than other product categories, and lower cannabis biomass costs. The increases were partially offset by lower fixed cost absorption due to the timing of wind-down activities associated with our planned exit of the Peace Naturals Campus and lower revenue in the U.S. segment.
- Adjusted EBITDA of $(21.7) million in Q3 2022 improved by $25.1 million from Q3 2021. The improvement year-over-year was primarily driven by decreases in general and administrative expenses, sales and marketing expenses, and research and development expenses as a result of the Company's strategic realignment (the "Realignment") and an improvement in gross profit.
- Capital expenditures of $1.6 million in Q3 2022 decreased by $0.9 million from Q3 2021.

Business Updates Strategic and Organizational Update Following the decision to begin a phased exit of the wholesale beauty category in the U.S. business in the second quarter of 2022, the Company continued to reduce operating expenses in the U.S. to better align the business structure with the new strategy to focus on adult-use product formats in the direct-to-consumer channel. The Company remains on track to achieve the previously identified $20 to $25 million in operating expense savings for 2022, primarily driven by savings in sales and marketing, general and administrative, and research and development. Brand and Product Portfolio In the third quarter of 2022 the Spinach® brand continued to organically expand market share in the edibles category in Canada. According to Hifyre data, Spinach® products held an approximate 15.3% market share in the edibles category across Canada, which expands to approximately 19.8% within the gummy category alone during Q3 2022. Furthermore, all four SOURZ by Spinach™ gummies ranked in the top-10 for market share in Canada in Q3 2022 and five out of six of our gummy products available during the quarter across the SOURZ by Spinach™ and Spinach FEELZ™ brands were in the top-15 for the same period. In the third quarter of 2022, Cronos Israel was awarded a prestigious Clio Award in the Social Good category for the PEACE NATURALS® brand campaign in partnership with the Warriors for Life Association in Israel. The campaign called on mayors to restrict or stop traditional fireworks shows that cause distress and anxiety to medical patients and those with PTSD as a result of conflict and war. The Company is committed supporting and improving the lives of medical patients and veterans utilizing our high-quality differentiated products. In October, the Company continued to expand its award winning gummy offering with the launch of SOURZ by Spinach™ Tropical Triple Berry 2:1 CBD:THC. This marks Cronos' first high CBD concentration edible in the Canadian adult-use market for those looking for a more mellow low-dose experience. In November, Cronos will launch two infused pre-rolls in Canada. The first, under the Spinach® brand is, Fully Charged Atomic GMO, which will be offered in a 5-pack with 0.5 grams per pre-roll. Second, Cronos is launching a CBG-infused pre-roll under the Spinach FEELZ™ brand called, Tropical Diesel CBG, which will be offered in a 3-pack with 0.5 grams per pre-roll. Global Supply Chain Cronos Growing Company Inc. (“Cronos GrowCo”) reported to the Company preliminary unaudited net revenue of approximately $5.8 million to licensed producers excluding sales to the Company. Cronos GrowCo continues to build its wholesale customer base and is becoming a meaningful contributor to the Canadian cannabis supply chain. Cronos Australia declared a one Australian cent per share dividend that resulted in a cash inflow to Cronos of $390,000 in October 2022. Cronos Australia continues to execute against its growth initiatives and we are pleased to see this investment bring cash back to Cronos. Appointments In October, Jeff Jacobson was appointed Chief Growth Officer. Mr. Jacobson previously served as the Company's Senior Vice President, Head of Growth (North America). Mr. Jacobson has been with Cronos since December 2016 and was a co-founder of Peace Naturals Project Inc. Mr. Jacobson's expertise and experience in licensing and compliance, new business development, project management and resource management assist Cronos in developing and penetrating domestic and international markets.

Rest of World Results

Cronos' ROW reporting segment includes results of the Company's operations for all markets outside of the U.S.

(in thousands of USD)	Three months ended September 30,		Change		Nine months ended September 30,		Change	
	2022	2021	$	%	2022	2021	$	%
Cannabis flower	$ 13,674	$ 15,306	$ (1,632)	(11)%	$ 48,038	$ 36,337	$ 11,701	32 %
Cannabis extracts	6,627	2,786	3,841	138 %	16,197	5,020	11,177	223 %
Other	108	215	(107)	(50)%	481	515	(34)	(7)%
Net revenue	20,409	18,307	2,102	11 %	64,716	41,872	22,844	55 %
Cost of sales	17,265	17,735	(470)	(3)%	50,540	49,906	634	1 %
Inventory write-down	—	—	—	N/A	—	11,961	(11,961)	(100)%
Gross profit	$ 3,144	$ 572	$ 2,572	450 %	$ 14,176	$(19,995)	$ 34,171	171 %
Gross margin	15 %	3 %	N/A	12 pp	22 %	(48)%	N/A	70 pp

Third Quarter 2022

- Net revenue of $20.4 million in Q3 2022 increased by $2.1 million from Q3 2021. The increase year-over-year was primarily driven by an increase in net revenue in the Israeli medical market largely attributable to the cannabis flower category, and higher cannabis extract sales in the Canadian adult-use market, partially offset by lower cannabis flower sales in Canada driven by an adverse price/mix shift and the impact of the weakening Canadian dollar against the U.S. dollar during the current period.
- Gross profit of $3.1 million in Q3 2022 improved by $2.6 million from Q3 2021. The improvement year-over-year was primarily driven by increased cannabis flower revenue in Israel, and higher cannabis extract sales in Canada, which carry a higher gross margin than other product categories and lower cannabis biomass costs, partially offset by lower fixed cost absorption due to the timing of wind down activities associated with our planned exit of the Peace Naturals Campus.

United States Results

Cronos' U.S. reporting segment includes results of the Company's operations for all brands and products in the U.S.

(in thousands of USD)	Three months ended September 30,		Change		Nine months ended September 30,		Change	
	2022	2021	$	%	2022	2021	$	%
Net revenue	$ 514	$ 2,100	$ (1,586)	(76)%	$ 4,301	$ 6,768	$ (2,467)	(36)%
Cost of sales	2,501	3,402	(901)	(26)%	6,274	6,250	24	— %
Gross profit	$ (1,987)	$ (1,302)	$ (685)	(53)%	$ (1,973)	$ 518	$ (2,491)	(481)%
Gross margin	(387)%	(62)%	N/A	(325)pp	(46)%	8 %	N/A	(54)pp

Third Quarter 2022

- Net revenue of $0.5 million in Q3 2022 decreased by $1.6 million from Q3 2021. The decrease year-over-year was primarily driven by a reduction in sales as a result of a decrease in promotional spending and SKU rationalization efforts as the Company implements the Realignment with respect to the U.S. segment.
- Gross profit of $(2.0) million in Q3 2022 decreased by $0.7 million from Q3 2021. The decrease year-over-year was primarily due to lower sales volumes and increased inventory reserves.

Conference Call

The Company will host a conference call and live audio webcast on Monday, November 7, 2022, at 8:30 a.m. ET to discuss 2022 Third Quarter business results. An audio replay of the call will be archived on the Company's website for replay. Instructions for the live audio webcast are provided on the Company's website at *https://ir.thecronosgroup.com/events-presentations.*

About Cronos Cronos is an innovative global cannabinoid company committed to building disruptive intellectual property by advancing cannabis research, technology and product development. With a passion to responsibly elevate the consumer experience, Cronos is building an iconic brand portfolio. Cronos’ diverse international brand portfolio includes Spinach®, PEACE NATURALS®, Lord Jones®, Happy Dance® and PEACE+®. For more information about Cronos and its brands, please visit: thecronosgroup.com. Forward-Looking Statements This press release contains information that constitutes forward-looking information and forward-looking statements within the meaning of applicable securities laws and court decisions (collectively, “Forward-Looking Statements”), which are based upon our current internal expectations, estimates, projections, assumptions and beliefs. All information that is not clearly historical in nature may constitute Forward-Looking Statements. In some cases, Forward-Looking Statements can be identified by the use of forward-looking terminology such as “expect”, “likely”, “may”, “will”, “should”, “intend”, “anticipate”, “potential”, “proposed”, “estimate” and other similar words, expressions and phrases, including negative and grammatical variations thereof, or statements that certain events or conditions “may” or “will” happen, or by discussion of strategy. Forward-Looking Statements include estimates, plans, expectations, opinions, forecasts, projections, targets, guidance or other statements that are not statements of historical fact. Forward-Looking Statements include, but are not limited to, statements with respect to: • the impact of the ongoing military conflict between Russia and Ukraine (and resulting sanctions) on our business, financial condition and results of operations or cash flows; • the uncertainties associated with the COVID-19 pandemic, including our ability, and the abilities of our joint ventures and our suppliers and distributors, to effectively deal with the restrictions, limitations and health issues presented by the COVID-19 pandemic, the ability to continue our production, distribution and sale of our products, and demand for and the use of our products by consumers; • laws and regulations and any amendments thereto applicable to our business and the impact thereof, including uncertainty regarding the application of United States (“U.S.”) state and federal law to U.S. hemp (including CBD and other U.S. hemp-derived cannabinoids) products and the scope of any regulations by the U.S. Food and Drug Administration (the “FDA”), the U.S. Drug Enforcement Administration (the “DEA”), the U.S. Federal Trade Commission (the “FTC”), the U.S. Patent and Trademark Office (the “PTO”) and any state equivalent regulatory agencies over U.S. hemp (including CBD and other U.S. hemp-derived cannabinoids) products; • the laws and regulations and any amendments thereto relating to the U.S. hemp industry in the U.S., including the promulgation of regulations for the U.S. hemp industry by the U.S. Department of Agriculture (the “USDA”) and relevant state regulatory authorities; • expectations related to the Realignment and any progress, challenges and effects related thereto as well as changes in strategy, metrics, investments, reporting structure, costs, operating expenses, employee turnover and other changes with respect thereto; • the timing of our planned exit from our facility in Stayner, Ontario and the expected costs and benefits from the wind-down of the Stayner Facility; • our ability to effectively wind-down the Stayner Facility in an organized fashion and acquire raw materials from other suppliers, including Cronos GrowCo and the costs and timing associated therewith; • the grant, renewal and impact of any license or supplemental license to conduct activities with cannabis or any amendments thereof; • our international activities and joint venture interests, including required regulatory approvals and licensing, anticipated costs and timing, and expected impact; • our ability to successfully create and launch brands and further create, launch and scale U.S. hemp-derived cannabinoid consumer products and cannabis products; • the benefits, viability, safety, efficacy, dosing and social acceptance of cannabis, including CBD and other cannabinoids;

• expectations regarding the implementation and effectiveness of key personnel changes; • the anticipated benefits and impact of Altria Group Inc.’s investment in the Company (the “Altria Investment”), pursuant to a subscription agreement dated December 7, 2018; • the potential exercise of one warrant of the Company included as part of the Altria Investment (the “Altria Warrant”), pre-emptive rights and/or top-up rights in connection with the Altria Investment, including proceeds to us that may result therefrom; • the impact of the loss of our ability to rely on private offering exemptions under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”); and the loss of our status as a well-known seasoned issuer, each as a result of our settlement with the SEC (the “SEC Order”); • our compliance with the terms of the SEC Order and the settlement with the Ontario Securities Commission (the “OSC Settlement”), including complying with any recommendations made by the independent consultant to be appointed pursuant to the SEC Order ( the “Consultant”); • expectations regarding the use of proceeds of equity financings, including the proceeds from the Altria Investment; • the legalization of the use of cannabis for medical or adult-use in jurisdictions outside of Canada, the related timing and impact thereof and our intentions to participate in such markets, if and when such use is legalized; • expectations regarding the potential success of, and the costs and benefits associated with, our joint ventures, strategic alliances and equity investments, including the strategic partnership (the “Ginkgo Strategic Partnership”) with Ginkgo Bioworks Holdings, Inc. (“Ginkgo”); • our ability to execute on our strategy and the anticipated benefits of such strategy; • expectations of the amount or frequency of impairment losses, including as a result of the write-down of intangible assets, including goodwill; • the ongoing impact of the legalization of additional cannabis product types and forms for adult-use in Canada, including federal, provincial, territorial and municipal regulations pertaining thereto, the related timing and impact thereof and our intentions to participate in such markets; • the future performance of our business and operations; • our competitive advantages and business strategies; • the competitive conditions of the industry; • the expected growth in the number of customers using our products; • our ability or plans to identify, develop, commercialize or expand our technology and research and development (“R&D”) initiatives in cannabinoids, or the success thereof; • expectations regarding acquisitions and dispositions and the anticipated benefits therefrom; • uncertainties as to our ability to exercise our option (the “PharmaCann Option”) in PharmaCann Inc. (“PharmaCann”), in the near term or the future, in full or in part, including the uncertainties as to the status and future development of federal legalization of cannabis in the U.S. and our ability to realize the anticipated benefits of the transaction with PharmaCann; • expectations regarding revenues, expenses and anticipated cash needs; • expectations regarding cash flow, liquidity and sources of funding; • expectations regarding capital expenditures; • expectations regarding our future production and manufacturing strategy and operations, the costs and timing associated therewith and the receipt of applicable production and sale licenses; • expectations regarding our growing, production and supply chain capacities; • expectations regarding the resolution of litigation and other legal and regulatory proceedings, reviews and investigations; • expectations with respect to future production costs; • expectations with respect to future sales and distribution channels and networks; • the expected methods to be used to distribute and sell our products; • the anticipated future gross margins of our operations; • accounting standards and estimates; • our ability to timely and effectively remediate any material weaknesses in our internal control over financial reporting; and

• expectations regarding the costs and benefits associated with our contracts and agreements with third parties, including under our third-party supply and manufacturing agreements. Certain of the Forward-Looking Statements contained herein concerning the industries in which we conduct our business are based on estimates prepared by us using data from publicly available governmental sources, market research, industry analysis and on assumptions based on data and knowledge of these industries, which we believe to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, such data is inherently imprecise. The industries in which we conduct our business involve risks and uncertainties that are subject to change based on various factors, which are described further below. The Forward-Looking Statements contained herein are based upon certain material assumptions that were applied in drawing a conclusion or making a forecast or projection, including: (i) our ability to efficiently and effectively exit the Stayner Facility, receive the benefits of the Stayner Facility wind down and acquire raw materials on a timely and cost- effective basis from third parties, including Cronos GrowCo; (ii) our ability, and the abilities of our joint ventures and our suppliers and distributors, to effectively deal with the restrictions, limitations and health issues presented by the COVID-19 pandemic and the ability to continue our production, distribution and sale of our products and customer demand for and use of our products; (iii) management’s perceptions of historical trends, current conditions and expected future developments; (iv) our ability to generate cash flow from operations; (v) general economic, financial market, regulatory and political conditions in which we operate; (vi) the production and manufacturing capabilities and output from our facilities and our joint ventures, strategic alliances and equity investments; (vii) consumer interest in our products; (viii) competition; (ix) anticipated and unanticipated costs; (x) government regulation of our activities and products including, but not limited to, the areas of taxation and environmental protection; (xi) the timely receipt of any required regulatory authorizations, approvals, consents, permits and/or licenses; (xii) our ability to obtain qualified staff, equipment and services in a timely and cost-efficient manner; (xiii) our ability to conduct operations in a safe, efficient and effective manner; (xiv) our ability to realize anticipated benefits, synergies or generate revenue, profits or value from our acquisitions into our existing operations; (xv) our ability to realize the expected cost-savings, efficiencies and other benefits of our Realignment and employee turnover related thereto; (xvi) our ability to complete planned dispositions, and, if completed, obtain our anticipated sales price; (xvii) our ability to exercise the PharmaCann Option and realize the anticipated benefits of the transaction with PharmaCann; and (xviii) other considerations that management believes to be appropriate in the circumstances. While our management considers these assumptions to be reasonable based on information currently available to management, there is no assurance that such expectations will prove to be correct. By their nature, Forward-Looking Statements are subject to inherent risks and uncertainties that may be general or specific and which give rise to the possibility that expectations, forecasts, predictions, projections or conclusions will not prove to be accurate, that assumptions may not be correct, and that objectives, strategic goals and priorities will not be achieved. A variety of factors, including known and unknown risks, many of which are beyond our control, could cause actual results to differ materially from the Forward-Looking Statements in this Quarterly Report and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf. Such factors include, without limitation, that we may not be able to exit the Stayner Facility in an organized fashion or achieve the anticipated benefits of the exit or be able to access raw materials on a timely and cost-effective basis from third parties, including Cronos GrowCo; the risk that the COVID-19 pandemic and the military conflict between Russia and Ukraine may disrupt our operations and those of our suppliers and distribution channels and negatively impact the demand for and use of our products; the risk that cost savings and any other synergies from the Altria Investment may not be fully realized or may take longer to realize than expected; the risk that we will not complete planned dispositions, or, if completed, obtain our anticipated sales price; the implementation and effectiveness of key personnel changes; the risks that our Realignment, the closure of the Stayner Facility and our further leveraging of our strategic partnerships will not result in the expected cost-savings, efficiencies and other benefits or will result in greater than anticipated turnover in personnel; future levels of revenues; consumer demand for cannabis and U.S. hemp products; our ability to manage disruptions in credit markets or changes to our credit ratings; future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses; the success or timing of completion of ongoing or anticipated capital or maintenance projects; business strategies, growth opportunities and expected investment; the adequacy of our capital resources and liquidity, including but not limited to, availability of sufficient cash flow to execute our business plan (either within the expected timeframe or at all); our ability to raise capital under Regulation D under the Securities Act and to qualify as a well-known seasoned issuer; the potential effects of judicial, regulatory or other proceedings, or threatened litigation or proceedings, on our business, financial condition, results of operations and cash flows; volatility in and/or degradation of general economic, market, industry or business conditions; compliance with applicable environmental, economic, health and safety, energy and other policies and regulations and in particular health concerns with respect to vaping and the use of cannabis and U.S. hemp products in vaping devices; the anticipated effects of actions of third parties such as competitors, activist investors or federal (including U.S. federal), state, provincial, territorial or local regulatory authorities or self-regulatory organizations; changes in regulatory requirements in relation to our business and products; legal or regulatory obstacles that could prevent us from being able to exercise the PharmaCann Option and thereby realizing the anticipated benefits of the transaction with PharmaCann; dilution of our fully-diluted ownership of PharmaCann and the loss of our rights as a result of that dilution; our remediation of material weaknesses in our internal control over financial reporting and the improvement of our control environment and our systems, processes and procedures; and the factors discussed under Part I, Item 1A “Risk Factors” of the Annual Report. Readers are cautioned to consider these and other factors, uncertainties and potential events carefully and not to put undue reliance on Forward-Looking Statements. Forward-Looking Statements are provided for the purposes of assisting the reader in understanding our financial performance, financial position and cash flows as of and for periods ended on certain dates and to present information about management’s current expectations and plans relating to the future, and the reader is cautioned not to place undue reliance on these Forward-Looking Statements because of their inherent uncertainty and to appreciate the limited purposes for which they are being used by management. While we believe that the assumptions and expectations reflected in the Forward-Looking Statements are reasonable based on information currently available to management, there is no assurance that such assumptions and expectations will prove to have been correct. Forward-Looking Statements are made as of the date they are made and are based on the beliefs, estimates, expectations and opinions of management on that date. We undertake no obligation to update or revise any Forward-Looking Statements, whether as a result of new information, estimates or opinions, future events or results or otherwise or to explain any material difference between subsequent actual events and such Forward-Looking Statements. The Forward-Looking Statements contained in this press release and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf are expressly qualified in their entirety by these cautionary statements. As used in this press release, “CBD” means cannabidiol and “U.S. hemp” has the meaning given to the term “hemp” in the U.S. Agricultural Improvement Act of 2018, including hemp-derived CBD.

Cronos Group Inc. Condensed Consolidated Balance Sheets (In thousands of U.S. dollars, except share amounts) As of September 30, 2022 As of December 31, 2021 Assets (Unaudited) (Audited) Current assets Cash and cash equivalents $ 633,296 $ 886,973 Short-term investments 255,452 117,684 Accounts receivable, net 19,092 22,067 Other receivables 3,742 5,765 Current portion of loans receivable, net 8,739 5,460 Inventory, net 34,094 32,802 Prepaids and other current assets 8,896 8,967 Total current assets 963,311 1,079,718 Equity method investments, net 19,234 16,764 Other investments 94,557 118,392 Non-current portion of loans receivable, net 72,064 80,635 Property, plant and equipment, net 60,582 74,070 Right-of-use assets 5,103 8,882 Goodwill 1,012 1,098 Intangible assets, net 21,428 18,079 Other 168 100 Total assets $ 1,237,459 $ 1,397,738 Liabilities Current liabilities Accounts payable $ 9,989 $ 11,218 Accrued liabilities 25,629 26,069 Current portion of lease obligation 1,900 2,278 Derivative liabilities 73 14,375 Current portion due to non-controlling interests 379 433 Total current liabilities 37,970 54,373 Non-current portion due to non-controlling interests 1,346 1,913 Non-current portion of lease obligation 4,994 7,095 Deferred income tax liability 1,917 81 Total liabilities 46,227 63,462 Shareholders’ equity Share capital 605,229 595,497 Additional paid-in capital 38,322 32,465 Retained earnings 569,566 659,416 Accumulated other comprehensive income (loss) (18,980) 49,865 Total equity attributable to shareholders of Cronos Group 1,194,137 1,337,243 Non-controlling interests (2,905) (2,967) Total shareholders’ equity 1,191,232 1,334,276 Total liabilities and shareholders’ equity $ 1,237,459 $ 1,397,738

Cronos Group Inc.

Condensed Consolidated Statements of Net Income (Loss) and Comprehensive Income (Loss)

(In thousands of U.S. dollars, except share and per share amounts, unaudited)

	Three months ended September 30,		Nine months ended September 30,	
	2022	2021	2022	2021
Net revenue, before excise taxes	$ 26,584	$ 24,590	$ 84,544	$ 58,092
Excise taxes	(5,661)	(4,183)	(15,527)	(9,452)
Net revenue	20,923	20,407	69,017	48,640
Cost of sales	19,766	21,137	56,814	56,156
Inventory write-down	—	—	—	11,961
Gross profit	1,157	(730)	12,203	(19,477)
Operating expenses				
Sales and marketing	5,923	10,821	16,517	34,284
Research and development	2,569	6,473	10,910	16,774
General and administrative	17,167	32,546	56,540	76,869
Restructuring costs	524	—	4,878	—
Share-based compensation	4,265	2,667	10,567	7,731
Depreciation and amortization	1,713	1,251	4,417	3,029
Impairment loss on goodwill and indefinite-lived intangible assets	—	142	—	235,056
Impairment loss on long-lived assets	—	1,784	3,493	4,739
Total operating expenses	32,161	55,684	107,322	378,482
Operating loss	(31,004)	(56,414)	(95,119)	(397,959)
Other income (expense)				
Interest income, net	7,209	2,064	13,030	6,686
Gain on revaluation of derivative liabilities	375	132,916	14,204	131,290
Share of income (loss) from equity method investments	(1,119)	(1,414)	4,078	(4,172)
Gain on revaluation of financial instruments	17,049	266	19,205	143
Impairment loss on other investments	(28,972)	—	(40,210)	—
Foreign currency transaction gain (loss)	2,387	—	(2,337)	—
Other, net	(693)	7	(556)	1,041
Total other income (expense)	(3,764)	133,839	7,414	134,988
Income (loss) before income taxes	(34,768)	77,425	(87,705)	(262,971)
Income tax expense (benefit)	2,118	(159)	2,172	(159)
Income (loss) from continuing operations	(36,886)	77,584	(89,877)	(262,812)
Income (loss) from discontinued operations	—	82	—	(500)
Net income (loss)	(36,886)	77,666	(89,877)	(263,312)
Net income (loss) attributable to non-controlling interest	105	(250)	(27)	(842)
Net income (loss) attributable to Cronos Group	$ (36,991)	$ 77,916	$ (89,850)	$ (262,470)
Comprehensive income (loss)				
Net income (loss)	$ (36,886)	$ 77,666	$ (89,877)	$ (263,312)
Other comprehensive income (loss)				
Foreign exchange gain (loss) on translation	(60,572)	(22,818)	(68,756)	6,936
Comprehensive income (loss)	(97,458)	54,848	(158,633)	(256,376)
Comprehensive income (loss) attributable to non-controlling interests	201	(265)	62	167
Comprehensive income (loss) attributable to Cronos Group	$ (97,659)	$ 55,113	$ (158,695)	$ (256,543)
Net income (loss) from continuing operations per share				
Basic - continuing operations	$ (0.10)	$ 0.21	$ (0.24)	$ (0.71)
Diluted - continuing operations	$ (0.10)	$ 0.21	$ (0.24)	$ (0.71)
Weighted average number of outstanding shares				
Basic	378,114,160	372,456,354	376,400,902	369,097,920
Diluted	378,114,160	375,653,248	376,400,902	369,097,920

Cronos Group Inc. Condensed Consolidated Statements of Cash Flows (In thousands of U.S. dollars, except share amounts, unaudited) Nine months ended September 30, 2022 2021 Operating activities Net loss $ (89,877) $ (263,312) Adjustments to reconcile net loss to cash used in operating activities: Share-based compensation 10,567 7,731 Depreciation and amortization 10,499 8,911 Impairment loss on goodwill and indefinite-lived intangible assets — 235,056 Impairment loss on long-lived assets 3,493 4,739 Impairment loss on other investments 40,210 — (Income) loss from investments (23,283) 4,172 Gain on revaluation of derivative liabilities (14,204) (131,290) Changes in expected credit losses on long-term financial assets (577) 13,162 Foreign currency transaction loss 2,337 — Other non-cash operating activities, net 233 (2,831) Changes in operating assets and liabilities: Accounts receivable, net 1,172 (5,747) Other receivables 1,716 7,431 Prepaids and other current assets (904) 1,054 Inventory (4,241) 14,335 Accounts payable and accrued liabilities (1,717) (11,089) Cash flows used in operating activities (64,576) (117,678) Investing activities Purchase of short-term investments (275,370) (119,820) Proceeds from short-term investments 116,925 135,801 Purchase of other investments — (110,392) (Advances) repayments on loan receivables 2,339 (6,905) Purchase of property, plant and equipment (3,087) (10,651) Purchase of intangible assets (1,177) (1,044) Other investing activities 70 2,775 Cash flows used in investing activities (160,300) (110,236) Financing activities Withholding taxes paid on share-based awards (2,208) (13,182) Other financing activities, net (69) 18 Cash flows used in financing activities (2,277) (13,164) Effect of foreign currency translation on cash and cash equivalents (26,524) 5,622 Net change in cash and cash equivalents (253,677) (235,456) Cash and cash equivalents, beginning of period 886,973 1,078,023 Cash and cash equivalents, end of period $ 633,296 $ 842,567 Supplemental cash flow information Interest paid $ — $ — Interest received 7,734 4,025 Income taxes paid 158 873

Non-GAAP Measures Cronos reports its financial results in accordance with Generally Accepted Accounting Principles in the United States (“U.S. GAAP”). This press release refers to measures not recognized under U.S. GAAP (“non-GAAP measures”). These non-GAAP measures do not have a standardized meaning prescribed by U.S. GAAP and are therefore unlikely to be comparable to similar measures presented by other companies. Rather, these non-GAAP measures are provided as a supplement to corresponding U.S. GAAP measures to provide additional information regarding the results of operations from management’s perspective. Accordingly, non-GAAP measures should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. All non-GAAP measures presented in this press release are reconciled to their closest reported U.S. GAAP measure. Reconciliations of historical adjusted financial measures to corresponding U.S. GAAP measures are provided below. Adjusted EBITDA Management reviews Adjusted EBITDA, a non-GAAP measure, which excludes non-cash items and items that do not reflect management’s assessment of ongoing business performance of our operating segments. Management defines Adjusted EBITDA as net income (loss) before interest, tax expense (benefit), depreciation and amortization adjusted for: share of income (loss) from equity method investments; impairment loss on goodwill and intangible assets; impairment loss on long-lived assets; (gain) loss on revaluation of derivative liabilities; (gain) loss on revaluation of financial instruments; transaction costs related to strategic projects; impairment loss on other investments; foreign currency transaction loss; other, net; loss from discontinued operations; restructuring costs; share-based compensation; and financial statement review costs and reserves related to the restatements of the Company's 2019 and 2021 interim financial statements (the "Restatements"), including the costs related to the settlement of the SEC's and the OSC's investigation of the Restatements and legal costs defending shareholder class action complaints brought against the Company as a result of the 2019 restatement. Management believes that Adjusted EBITDA provides the most useful insight into underlying business trends and results and provides a more meaningful comparison of period-over-period results. Management uses Adjusted EBITDA for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. The following tables set forth a reconciliation of Net income (loss) as determined in accordance with U.S. GAAP to Adjusted EBITDA for the periods indicated: (In thousands of U.S. dollars) Three months ended September 30, 2022 United States Rest of World Corporate Total Net income (loss) $ (33,223) $ 2,817 $ (6,480) $ (36,886) Interest income, net (1,418) (5,791) — (7,209) Income tax expense — 2,118 — 2,118 Share of loss from equity method investments — 1,119 — 1,119 Gain on revaluation of derivative liabilities(iii) — (375) — (375) Gain on revaluation of financial instruments(v) — (17,049) — (17,049) Impairment loss on other investment(vi) 28,972 — — 28,972 Foreign currency transaction gain — (2,387) — (2,387) Other, net(vii) 159 534 — 693 Restructuring costs(ix) 137 387 — 524 Share-based compensation(x) 8 4,257 — 4,265 Financial statement review costs(xi) — — 1,070 1,070 Depreciation and amortization 501 2,947 — 3,448 Adjusted EBITDA $ (4,864) $ (11,423) $ (5,410) $ (21,697)

(In thousands of U.S. dollars) Three months ended September 30, 2021 United States Rest of World Corporate Total Net income (loss) $ (13,499) $ 97,198 $ (6,033) $ 77,666 Interest income, net (4) (2,060) — (2,064) Income tax benefit — (159) — (159) Share of loss from equity method investments — 1,414 — 1,414 Impairment loss on goodwill and indefinite-lived intangible assets(i) 105 37 — 142 Impairment loss on long-lived assets(ii) — 1,784 — 1,784 Gain on revaluation of derivative liabilities(iii) — (132,916) — (132,916) Transaction costs(iv) — — 542 542 Gain on revaluation of financial instruments(v) — (266) — (266) Other, net(vii) — (7) — (7) Income from discontinued operations(viii) — (82) — (82) Share-based compensation(x) 967 1,700 — 2,667 Financial statement review costs(xi) — — 678 678 Depreciation and amortization 231 3,597 — 3,828 Adjusted EBITDA $ (12,200) $ (29,760) $ (4,813) $ (46,773) (In thousands of U.S. dollars) Nine months ended September 30, 2022 United States Rest of World Corporate Total Net loss $ (59,937) $ (3,928) $ (26,012) $ (89,877) Interest income, net (1,873) (11,157) — (13,030) Income tax expense — 2,172 — 2,172 Share of income from equity method investments — (4,078) — (4,078) Impairment loss on long-lived assets(ii) — 3,493 — 3,493 Gain on revaluation of derivative liabilities(iii) — (14,204) — (14,204) Gain on revaluation of financial instruments(v) — (19,205) — (19,205) Impairment loss on other investment(vi) 40,210 — — 40,210 Foreign currency transaction loss — 2,337 — 2,337 Other, net(vii) 159 397 — 556 Restructuring costs(ix) 1,482 3,396 — 4,878 Share-based compensation(x) 2,917 7,650 — 10,567 Financial statement review costs(xi) — — 6,286 6,286 Depreciation and amortization 1,215 9,284 — 10,499 Adjusted EBITDA $ (15,827) $ (23,843) $ (19,726) $ (59,396)

(In thousands of U.S. dollars)	Nine months ended September 30, 2021			
	United States	Rest of World	Corporate	Total
Net income (loss)	$ (273,438)	$ 34,678	$ (24,552)	$ (263,312)
Interest income, net	(27)	(6,659)	—	(6,686)
Income tax benefit	—	(159)	—	(159)
Share of loss from equity method investments	—	4,172	—	4,172
Impairment loss on goodwill and indefinite-lived intangible assets(i)	235,019	37	—	235,056
Impairment loss on long-lived assets(ii)	2,955	1,784	—	4,739
Gain on revaluation of derivative liabilities(iii)	—	(131,290)	—	(131,290)
Transaction costs(iv)	—	—	3,801	3,801
Gain on revaluation of financial instruments(v)	—	(143)	—	(143)
Other, net(vii)	—	(1,041)	—	(1,041)
Loss from discontinued operations(viii)	—	500	—	500
Share-based compensation(x)	2,534	5,197	—	7,731
Financial statement review costs(xi)	—	—	4,615	4,615
Depreciation and amortization	536	8,375	—	8,911
Adjusted EBITDA	$ (32,421)	$ (84,549)	$ (16,136)	$ (133,106)

(i) For the three and nine months ended September 30, 2021, impairment on goodwill and indefinite-lived intangible assets relates to impairment on goodwill and indefinite-lived intangible assets related to the Company's U.S. segment.

(ii) For the nine months ended September 30, 2022, impairment loss on long-lived assets related to the Company's decision to seek a sublease for leased office space in Toronto, Ontario, Canada during the first quarter of 2022. For the three months ended September 30, 2021, impairment loss on long-lived assets relates to an impairment on property, plant and equipment in the U.S. segment. For the nine months ended September 30, 2021, impairment loss on long-lived assets relates to the aforementioned impairment loss on property, plant and equipment as well as an impairment loss on leased premises in the U.S. segment from the first quarter of 2021.

(iii) For the three and nine months ended September 30, 2022 and 2021, gain on revaluation of derivative liabilities represents the fair value changes on the derivative liabilities.

(iv) For the three and nine months ended September 30, 2021, transaction costs represent legal, financial and other advisory fees and expenses incurred in connection with various strategic investments. These costs are included in general and administrative expenses on the condensed consolidated statements of net income (loss) and comprehensive income (loss).

(v) For the three and nine months ended September 30, 2022, gain on revaluation of financial instruments related primarily to the Company's equity securities in Cronos Australia. For three and nine months ended September 30, 2021, gain on revaluation of financial instruments related primarily to revaluations of financial liabilities resulting from the Company's deferred share units.

(vi) For the nine months ended September 30, 2022, impairment loss on other investments related to the PharmaCann Option for the difference between its fair value and carrying amount.

(vii) For the three months ended September 30, 2022, other, net related to $1,083 loss on disposal of assets and $390 of dividends declared by Cronos Australia on the Company's 55,176,065 ordinary shares in the capital of Cronos Australia. For the nine months ended September 30, 2022, other, net related to $946 loss on disposal of assets and $390 of dividends declared by Cronos Australia on the Company's 55,176,065 ordinary shares in the capital of Cronos Australia. For the three and nine months ended September 30, 2021, other, net primarily related to gain recorded on sale of an asset previously designated as held-for-sale in the first quarter of 2021.

(viii) For the three and nine months ended September 30, 2021, loss (income) from discontinued operations related to the discontinuance of Original B.C. Ltd.

(ix) For the three and nine months ended September 30, 2022, restructuring costs related to the employee-related severance costs and other restructuring costs associated with the Realignment, including the planned exit of the Peace Naturals Campus.

(x) For the three and nine months ended September 30, 2022 and 2021, share-based compensation related to the vesting expenses of share-based compensation awarded to employees under the Company's share-based award plans.

(xi) For the three and nine months ended September 30, 2022 and 2021, financial statement review costs include costs and reserves taken related to the Restatements, costs related to the Company's responses to settlement of the SEC's and the OSC's investigation of the Restatements and legal costs defending shareholder class action complaints brought against the Company as a result of the 2019 restatement.

Constant Currency

To supplement the consolidated financial statements presented in accordance with U.S. GAAP, we have presented constant currency adjusted financial measures for net revenues, gross profit, gross profit margin, operating expenses, net income (loss) and adjusted EBITDA for the three and nine months ended September 30, 2022 as well as cash and cash equivalents and short-term investment balances as of September 30, 2022 compared to December 31, 2021, which are considered non-GAAP financial measures. We present constant currency information to provide a framework for assessing how our underlying operations performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period income statement results in currencies other than U.S. dollars are converted into U.S. dollars using the average exchange rates from the three- and nine-month comparative periods in 2021 rather than the actual average exchange rates in effect during the respective current periods; constant currency current and prior comparative balance sheet information is translated at the prior year-end spot rate rather than the current period spot rate. All growth comparisons relate to the corresponding period in 2021. We have provided this non-GAAP financial information to aid investors in better understanding the performance of our segments. The non-GAAP financial measures presented in this press release should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with U.S. GAAP.

The table below sets forth certain measures of consolidated results from continuing operations on a constant currency basis for the three and nine months ended September 30, 2022 compared to the three and nine months ended September 30, 2021 as well as cash and cash equivalents and short-term investments as of September 30, 2022 and December 31, 2021, both on an as-reported and constant currency basis (in thousands):

	As Reported				As Adjusted for Constant Currency		
	Three months ended September 30,		As Reported Change		Three months ended September 30,	Constant Currency Change	
	2022	2021	$	%	2022	$	%
Net revenue	$ 20,923	$ 20,407	$ 516	3 %	$ 21,817	$ 1,410	7 %
Gross profit	1,157	(730)	1,887	258 %	1,341	2,071	284 %
Gross margin	6 %	(4)%	N/A	10 pp	6 %	N/A	10 pp
Operating expenses	32,161	55,684	(23,523)	(42)%	32,679	(23,005)	(41)%
Net income (loss)	(36,886)	77,666	(114,552)	(147)%	(36,547)	(114,213)	(147)%
Adjusted EBITDA	(21,697)	(46,773)	25,076	54 %	(22,008)	24,765	53 %

	Nine months ended September 30,		As Reported Change		Nine months ended September 30,	Constant Currency Change	
	2022	2021	$	%	2022	$	%
Net revenue	$ 69,017	$ 48,640	$ 20,377	42 %	$ 70,426	$ 21,786	45 %
Gross profit	12,203	(19,477)	31,680	163 %	12,475	31,952	164 %
Gross margin	18 %	(40)%	N/A	58 pp	18 %	N/A	58 pp
Operating expenses	107,322	378,482	(271,160)	(72)%	108,736	(269,746)	(71)%
Net loss	(89,877)	(263,312)	173,435	66 %	(89,934)	173,378	66 %
Adjusted EBITDA	(59,396)	(133,106)	73,710	55 %	(59,917)	73,189	55 %

	As of September 30,	As of December 31,	As Reported Change		As of September 30,	Constant Currency Change	
	2022	2021	$	%	2022	$	%
Cash and cash equivalents	$ 633,296	$ 886,973	$ (253,677)	(29)%	$ 660,084	$ (226,889)	(26)%
Short-term investments	255,452	117,684	137,768	117 %	277,158	159,474	136 %
Total cash and cash equivalents and short-term investments	$ 888,748	$ 1,004,657	$ (115,909)	(12)%	$ 937,242	$ (67,415)	(7)%

Net revenue

	As Reported				As Adjusted for Constant Currency		
	Three months ended September 30,		As Reported Change		Three months ended September 30,	Constant Currency Change	
	2022	2021	$	%	2022	$	%
Cannabis flower	$ 13,674	$ 15,306	$ (1,632)	(11)%	$ 14,339	$ (967)	(6)%
Cannabis extracts	7,141	4,886	2,255	46 %	7,365	2,479	51 %
Other	108	215	(107)	(50)%	113	(102)	(47)%
Net revenue	$ 20,923	$ 20,407	$ 516	3 %	$ 21,817	$ 1,410	7 %

	Nine months ended September 30,		As Reported Change		Nine months ended September 30,	Constant Currency Change	
	2022	2021	$	%	2022	$	%
Cannabis flower	$ 48,038	$ 36,337	$ 11,701	32 %	$ 49,038	$ 12,701	35 %
Cannabis extracts	20,498	11,788	8,710	74 %	20,895	9,107	77 %
Other	481	515	(34)	(7)%	493	(22)	(4)%
Net revenue	$ 69,017	$ 48,640	$ 20,377	42 %	$ 70,426	$ 21,786	45 %

	As Reported				As Adjusted for Constant Currency		
	Three months ended September 30,		As Reported Change		Three months ended September 30,	Constant Currency Change	
	2022	2021	$	%	2022	$	%
Canada	$ 13,370	$ 14,186	$ (816)	(6)%	$ 13,868	$ (318)	(2)%
Israel	7,039	3,752	3,287	88 %	7,435	3,683	98 %
United States	514	2,100	(1,586)	(76)%	514	(1,586)	(76)%
Other countries	—	369	(369)	(100)%	—	(369)	(100)%
Net revenue	$ 20,923	$ 20,407	$ 516	3 %	$ 21,817	$ 1,410	7 %

	Nine months ended September 30,		As Reported Change		Nine months ended September 30,	Constant Currency Change	
	2022	2021	$	%	2022	$	%
Canada	$ 41,335	$ 32,432	$ 8,903	27 %	$ 42,358	$ 9,926	31 %
Israel	23,381	8,580	14,801	173 %	23,767	15,187	177 %
United States	4,301	6,768	(2,467)	(36)%	4,301	(2,467)	(36)%
Other countries	—	860	(860)	(100)%	—	(860)	(100)%
Net revenue	$ 69,017	$ 48,640	$ 20,377	42 %	$ 70,426	$ 21,786	45 %

For the three months ended September 30, 2022, net revenue on a constant currency basis was $21.8 million, representing a 7% increase from the three months ended September 30, 2021. For the nine months ended September 30, 2022, net revenue on a constant currency basis was $70.4 million, representing a 45% increase from the nine months ended September 30, 2021. Net revenue increased for both the three and nine months ended September 30, 2022 on a constant currency basis and was primarily due to higher cannabis flower sales in the Israeli medical market and higher cannabis extract sales in the Canadian adult-use market, partially offset by a reduction in revenue in the U.S. segment and lower cannabis flower sales in the Canadian adult-use market driven by an adverse price/mix shift.

Gross profit For the three months ended September 30, 2022, gross profit on a constant currency basis was $1.3 million, representing a 284% increase from the three months ended September 30, 2021. For the nine months ended September 30, 2022, gross profit on a constant currency basis was $12.5 million, representing a 164% increase from the nine months ended September 30, 2021. For the three-month comparative period, the change was primarily due to increased revenue in the ROW segment driven mainly by sales of cannabis flower in Israel and a favorable mix of cannabis extract products, which carry a higher gross profit and gross margin than other product categories, and lower cannabis biomass costs, partially offset by lower fixed cost absorption due to the timing of wind-down activities associated with our planned exit of the Peace Naturals Campus and lower revenue in the U.S. segment. For the nine-month comparative period, the change was primarily due to increased revenue in the ROW segment driven mainly by sales of cannabis flower in Israel and a favorable mix of cannabis extract products, which carry a higher gross profit and gross margin than other product categories, the absence of inventory write-downs in the current period, and lower cannabis biomass costs, partially offset by lower fixed cost absorption due to the timing of wind-down activities associated with our planned exit of the Peace Naturals Campus and lower revenue in the U.S. segment. Operating expenses For the three months ended September 30, 2022, operating expenses on a constant currency basis was $32.7 million, representing a 41% decrease from the three months ended September 30, 2021. For the nine months ended September 30, 2022, operating expenses on a constant currency basis was $108.7 million, representing a 71% decrease from the nine months ended September 30, 2021. On a constant currency basis, operating expenses decreased for both the three and nine months ended September 30, 2022 primarily due to lower advertising and marketing spend and lower payroll-related costs in the U.S. segment as a result of the Realignment, reduced costs associated with the timing of Ginkgo milestones and a cancellation of beauty-focused product development spending in the U.S. segment as well as an expected credit loss allowance revaluation recognized in the three- and nine-month comparative periods, partially offset by higher restructuring costs related to the Realignment, including the planned exit of the Peace Naturals Campus. Net income (loss) For the three months ended September 30, 2022, net loss on a constant currency basis was $36.5 million, representing a 147% reduction in net income from the three months ended September 30, 2021. For the nine months ended September 30, 2022, net loss on a constant currency basis was $89.9 million, representing a 66% improvement from the nine months ended September 30, 2021. Adjusted EBITDA For the three months ended September 30, 2022, Adjusted EBITDA on a constant currency basis was $(22.0) million, representing a 53% improvement from the three months ended September 30, 2021. For the nine months ended September 30, 2022, Adjusted EBITDA on a constant currency basis was $(59.9) million, representing a 55% improvement from the nine months ended September 30, 2021. The improvement in Adjusted EBITDA for both the three and nine months ended September 30, 2022 on a constant currency basis was primarily driven by decreases in general and administrative expenses, sales and marketing expenses, and research and development expenses as a result of the Company's strategic Realignment and an improvement in gross profit. Cash and cash equivalents & short-term investments Cash and cash equivalents and short-term investments on a constant currency basis decreased 7% to $937.2 million as of September 30, 2022 from $1.0 billion as of December 31, 2021. The decrease in cash and cash equivalents and short- term investments is primarily due to cash flows used in operating activities in 2022. Foreign currency exchange rates All currency amounts in this press release are stated in U.S. dollars (“USD”), which is our reporting currency, unless otherwise noted. All references to “dollars” or “$” are to USD. The assets and liabilities of the Company's foreign operations are translated into USD at the exchange rate in effect as of September 30, 2022, September 30, 2021 and December 31, 2021. Transactions affecting shareholders’ equity are translated at historical foreign exchange rates. The consolidated statements of net income (loss) and comprehensive income (loss) and the consolidated statements of cash flows of the Company’s foreign operations are translated into USD by applying the average foreign exchange rate in effect for the reporting period using Bloomberg.

The exchange rates used to translate from USD to Canadian dollars (“C$”) is shown below: (Exchange rates are shown as C$ per $) As of September 30, 2022 September 30, 2021 December 31, 2021 Quarter-to-date average rate 1.3053 1.2593 N/A Spot rate 1.3829 1.2680 1.2746 Year-to-date average rate 1.2829 1.2519 1.2541 For further information, please contact: Shayne Laidlaw Investor Relations Tel: (416) 504-0004 investor.relations@thecronosgroup.com